Clever Leaves Reports First Quarter 2022 Results
- Revenue Increased 50% Year-Over-Year to $5.2 Million
- Commercial Progress Across Target Markets Demonstrates Strong Execution on Redefined Growth Strategy
- Additional Proactive Steps Taken to Enhance the Company’s Cost Structure
- Significant Debt Pay-Down Achieved Subsequent to Quarter End
- Reiterating Previously Provided 2022 Outlook
BOCA RATON, FL., May 12, 2022 – Clever Leaves Holdings Inc. (Nasdaq: CLVR, CLVRW) (“Clever Leaves” or the “Company”), a leading multinational operator and licensed producer of pharmaceutical-grade cannabinoids, is reporting financial and operating results for the first quarter ended March 31, 2022. All financial information is provided in US dollars unless otherwise indicated.

First Quarter 2022 Summary vs. Same Year-Ago Quarter

•Revenue increased 50% to $5.2 million compared to $3.5 million. Cannabinoid revenue increased 195% to $2.0 million compared to $0.7 million, and non-cannabinoid revenue increased 15% to $3.2 million compared to $2.8 million.
•All-in cost per gram of dry flower increased to $0.35 compared to $0.16. The change in cost was attributed to the ramping of pre-commercial operating expenses ahead of expected revenue at the Company's recently completed greenhouse expansion and post-harvest facility in Portugal.
•Gross profit was $2.0 million, which includes a $0.8 million inventory write-down, compared to $2.1 million, which includes a $0.2 million inventory write-down. Adjusted gross profit (a non-GAAP financial measure defined and reconciled herein), which excludes such inventory write-down, increased 25% to $2.9 million compared to $2.3 million.
•Gross margin, which includes such inventory write-down of $0.8 million, was 39.0% compared to 61.5%. Adjusted gross margin (a non-GAAP financial measure defined and reconciled herein), which excludes such inventory write-down, was 55.2% compared to 66.4%.
•Net loss in the first quarter of 2022 increased to $16.1 million compared to $13.8 million for the same period in 2021, driven primarily by a $4.0 million restructuring expense, offset by increase in loss due to $1.7 million of debt discount write off and loss on debt extinguishment of $2.3 million due to extinguishment of debt as offset by gain on remeasurement of warrant liability.
•Adjusted EBITDA (a non-GAAP financial measure defined and reconciled herein) was $(6.7) million compared to $(5.5) million predominantly due to increased cost of sales including an inventory write-down and nominally higher R&D expense related to positioning for Colombian dried flower export as well as sales and marketing expenses.

“Our first quarter performance reflects our strong execution on our redefined growth strategy,” said Andres Fajardo, CEO of Clever Leaves. “Our revenue increased 50% year-over-year to $5.2 million, reflecting robust growth in our cannabinoid revenues across our target markets, as well as continued performance strength in our nutraceuticals business. While our bottom line reflects the impacts of certain one-time restructuring charges, the ramp-up of our Portuguese operation, and margin pressure in our non-cannabinoid business, we believe our work to align our cost structure with our strategic priorities has improved our positioning for longer-term profitability. As we progress further into 2022, we remain committed to strengthening our operational efficiencies and enhancing the value we create for our stakeholders.

“After narrowing our 2022 commercial focus to a core group of key markets—comprising Australia, Germany, Brazil, Israel, and the U.S.—we have already made solid progress activating and expanding our existing agreements, as well as adding new partnerships and growth initiatives, in those markets. We generated particular momentum in Australia and Germany through strengthening our relationships with our current prominent pharmaceutical partners in each region. This positions us to continue leveraging regulatory tailwinds and growing our B2B client base within both markets. In addition, our experience with navigating complex quality and regulatory frameworks has allowed us to strengthen our market presence in Brazil and Israel, where we are working diligently to ramp our early-stage partnerships. Our deep understanding of our core markets and end consumers also helped fuel the first quarter launch of our Portugal-grown IQANNA flower products in Germany. Over the coming quarters, we will continue working to enhance our active partnerships and products, as well as to seek additional opportunities for growth.

“Subsequent to quarter’s end, we announced several strategic developments that enhance our market opportunities, positioning, and cost efficiency. In early April, the Colombian government announced the issuance of Joint Resolution 539, which completed the country’s required regulatory framework for dried flower exports. Following this resolution, as well as our months of preparation, we are on track to begin high-THC medical flower exports at the end of this year, with milled medical flower exports slated to begin as early as the third quarter. We also expanded our distribution pathways in the U.S. and Germany by forming a research-oriented partnership with Biom Therapeutics in the U.S. and becoming a fully-licensed medical cannabis distributor in Germany. Further, we took aggressive actions to improve our balance sheet and our underlying cost structure, which we expect will yield cash savings in excess of $4.0 million per year. These initiatives allow us to operate from a leaner foundation as we strengthen our distribution network and capabilities.

“Across our organization, we will continue working to drive enhanced operational efficiencies and identify additional commercial opportunities within our key markets. With our streamlined growth strategy in place, we are well-positioned to continue building upon our foundation as an emerging supplier of choice within the international cannabis industry.”

First Quarter 2022 Financial Results

Revenue in the first quarter of 2022 increased 50% to $5.2 million compared to $3.5 million for the same period in 2021. This was driven by accelerating growth within the cannabinoid segment of 195%, primarily in Brazil, Israel and Australia, and continued solid growth within our non-cannabinoid segment of 15%.

All-in cost per gram of dry flower in the first quarter of 2022 was $0.35 compared to $0.16 per gram for the same period in 2021. The increase was primarily attributed to higher production costs related to ramping operations in Portugal, partially offset by sustained cost efficiencies in the Company’s Colombian production operations.

Gross profit, including a $0.8 million inventory write-down, was $2.0 million compared to $2.1 million, including a $0.2 million inventory write-down, for the same period of 2021, with a gross margin of 39.0% compared to 61.5% for the same period of 2021. Adjusted gross profit, which excludes such inventory write-down, increased 25% to $2.9 million compared to $2.3 million for the same period of 2021, with an adjusted gross margin of 55.2% compared to 66.4% for the same period of 2021. The increase in adjusted gross profit was primarily driven by the aforementioned revenue growth across both business segments, partially offset by continued labor and supply chain-related cost impacts within the non-cannabinoid segment.

Operating expenses in the first quarter of 2022 were $13.9 million compared to $9.9 million in the year-ago period, with the main driver being a one-time $4.0 million restructuring expense related to write-offs of certain excess extraction equipment for the Company’s Colombian operations, as well as employee severance costs.

Net loss in the first quarter of 2022 increased to $16.1 million compared to $13.8 million for the same period in 2021, driven primarily by a $4.0 million restructuring expense. This was offset by increased loss due to $1.7 million of debt discount write-off and loss on debt extinguishment of $2.3 million due to extinguishment of debt as offset by gain on remeasurement of warrant liability.

Adjusted EBITDA in the first quarter of 2022 was $(6.7) million compared to $(5.5) million for the same period in 2021. The decrease was mainly due to increased cost of sales, including an inventory write-down, R&D expenses for Colombian dried flower, and additional sales and marketing activities.

Cash, cash equivalents and restricted cash increased to $44.8 million at March 31, 2022 compared to $37.7 million at December 31, 2021. The increase was attributable to net proceeds raised from the Company’s at-the-market stock offering during the quarter.

Reiterated 2022 Outlook and Strategic Growth Objectives

Based on current commercial momentum across its target markets, Clever Leaves reaffirms full year 2022 revenue to be within the range of $20 million and $25 million, with adjusted gross margin expected to range between 50% and 55%. The Company also expects adjusted EBITDA to range between $(23) million and $(20) million. In addition, Clever Leaves expects approximately $2 million to $3 million of annual capital expenditures.

Significant Actions to Improve the Balance Sheet and Cost Structure

While the Company remains committed to accelerating revenue growth and leveraging its low-cost unit economics, it is simultaneously focused on improving its balance sheet while driving down operating expenses and capital intensity. Subsequent to the quarter end, the Company used the cash proceeds derived from its at-the-market-offering of common stock to fully settle its secured convertible note, as well as the Herbal Brands debt. As a result, the Company’s debt has been reduced from $22.6 million to $2.1 million, thereby yielding annual cash interest expense savings of $0.8 million through the end of 2022.

Subsequent to the quarter end, Clever Leaves also completed a global work-force reduction. This reduction is expected to generate cash savings of $2.0 million in 2022 and $4.0 million in subsequent years.

“Although measures like this are never desirable and we profoundly value each one of our dedicated team members, they were necessary to closely align our expense base with our current revenue profile. As a result, we fully expect to achieve the operating leverage previously anticipated in our business strategy over time,” said Andres Fajardo.

Conference Call

Clever Leaves will conduct a conference call today at 5:00 p.m. Eastern time to discuss its results for the first quarter ended March 31, 2022.

The Company’s management will host the call, followed by a question-and-answer session, and the dial-in details are as follows:

Conference Call Date: May 12, 2022
Time: 5:00 p.m. Eastern time
Toll-free dial-in number: 1-877-407-9208
International dial-in number: 1-201-493-6784
Conference ID: 13729300

Please call the conference telephone number 5-10 minutes prior to the start time. An operator will register your name and organization. If you have any difficulty connecting with the conference call, please contact Gateway Group at (949) 574-3860.

The conference call will be broadcast live and available for replay here.

A telephonic replay of the conference call will also be available after 8:00 p.m. Eastern time on the same day through May 19, 2022.

Toll-free replay number: 1-844-512-2921
International replay number: 1-412-317-6671
Replay ID: 13729300
About Clever Leaves Holdings Inc.

Clever Leaves is a leading multinational operator and licensed producer of pharmaceutical-grade cannabinoids. Its operations in Colombia and Portugal produce cannabinoid active pharmaceutical ingredients (API) and finished products in flower and extract form to a growing base of B2B customers around the globe. Clever Leaves aims to disrupt the traditional cannabis production industry by leveraging environmentally sustainable, ESG-friendly, industrial-scale and low-cost production methods, with the world’s most stringent pharmaceutical quality certifications. We announce material information to the public through a variety of means, including filings with the SEC, press releases, public conference calls, and our website (https://cleverleaves.com). We use these channels, as well as social media, including our Twitter account (@clever_leaves), and our LinkedIn page (https://www.linkedin.com/company/clever-leaves), to communicate with investors and the public about our Company, our products, and other matters. Therefore, we encourage investors, the media, and others interested in our Company to review the information we make public in these locations, as such information could be deemed to be material information. Information on or that can be accessed through our websites or these social media channels is not part of this release, and references to our website addresses and social media channels are inactive textual references only.

Non-GAAP Financial Measures

In this press release, Clever Leaves refers to certain non-GAAP financial measures including Adjusted EBITDA, Adjusted Gross Profit and Adjusted Gross Margin. Adjusted EBITDA, Adjusted Gross Profit and Adjusted Gross Margin do not have standardized meanings prescribed by GAAP and are therefore unlikely to be comparable to similar measures presented by other companies. Adjusted EBITDA is defined as income/loss from continuing operations before interest, taxes, depreciation, amortization, share-based compensation expense, gains/losses on foreign currency fluctuations, gains/losses on the early extinguishment of debt, gain/loss on remeasurement of warrant liability, and miscellaneous expenses. Adjusted Gross Profit (and the related Adjusted Gross Margin measure) is defined as gross profit excluding inventory write-down. Adjusted EBITDA, Adjusted Gross Profit and Adjusted Gross Margin also exclude the impact of certain non-recurring items that are not directly attributable to the underlying operating performance. Clever Leaves considers Adjusted EBITDA, Adjusted Gross Profit and Adjusted Gross Margin to be meaningful indicators of the performance of its core business. Adjusted EBITDA, Adjusted Gross Profit and Adjusted Gross Margin should neither be considered in isolation nor as a substitute for the financial measures prepared in accordance with U.S. GAAP. For reconciliations of Adjusted EBITDA, Adjusted Gross Profit and Adjusted Gross Margin to the most directly comparable U.S. GAAP measures, see the relevant schedules provided with this press release. We have not provided or reconciled the non-GAAP forward-looking information to their corresponding GAAP measures because the exact amounts for these items are not currently determinable without unreasonable efforts but may be significant.

Forward-Looking Statements

This press release includes certain statements that are not historical facts but are forward-looking statements for purposes of the safe harbor provisions under the United States Private Securities Litigation Reform Act of 1995. Forward-looking statements generally are accompanied by words such as “aim,” “anticipate,” “believe,” “can,” “continue,” “could,” “estimate,” “evolve,” “expect,” “forecast,” “future,” “guidance,” “intend,” “may,” “opportunity,” “outlook,” “pipeline,” “plan,” “predict,” “potential,” “projected,” “seek,” “seem,” “should,” “will,” “would” and similar expressions (or the negative versions of such words or expressions) that predict or indicate future events or trends or that are not statements of historical matters. Such forward-looking statements as well as our outlook for 2022 are subject to risks and uncertainties, which could cause actual results to differ from the forward-looking statements. Important factors that may affect actual results or the achievability of the Company’s expectations include, but are not limited to: (i) expectations with respect to future operating and financial performance and growth, including if or when Clever Leaves will become profitable; (ii) Clever Leaves’ ability to execute its business plans and strategy and to receive regulatory approvals (including its goals in its five key markets); (iii) Clever Leaves’ ability to capitalize on expected market opportunities, including the timing and extent to which cannabis is legalized in various jurisdictions; (iv) global economic and business conditions, including recent economic sanctions against Russia and their effects on the global economy; (v) geopolitical events (including the ongoing military conflict between Russia and Ukraine), natural disasters, acts of God and pandemics, including the economic and operational disruptions and other effects of COVID-19 such as the global supply chain crisis, travel restrictions, delays or disruptions to physical shipments (including outright bans on imported products), delays in issuing licenses and permits, delays in hiring necessary personnel to carry out sales, cultivation and other tasks, and financial pressures upon Clever Leaves and its customers; (vi) regulatory developments in key markets for the Company's products, including international regulatory agency coordination and increased quality standards imposed by certain health regulatory agencies, and failure to otherwise comply with laws and regulations; (vii) uncertainty with respect to the requirements applicable to certain cannabis products as well as the permissibility of sample shipments, and other risks and uncertainties; (viii) consumer, legislative, and regulatory sentiment or perception regarding Clever Leaves’ products; (ix) lack of regulatory approval and market acceptance of Clever Leaves’ new products which may impede its ability to successfully commercialize its CBD brand in the United States; (x) the extent to which Clever Leaves’ is able to monetize its existing THC market quota within Colombia; (xi) demand for Clever Leaves’ products and Clever Leaves’ ability to meet demand for its products and negotiate agreements with existing and new customers, including the sales agreements identified as a part of the Company’s 2022 strategic growth objectives; (xii) developing product enhancements and formulations with commercial value and appeal; (xiii) product liability claims exposure; (xiv) lack of a history and experience operating a business on a large scale and across multiple jurisdictions; (xv) limited experience operating as a public company; (xvi) changes in currency exchange rates and interest rates; (xvii) weather and agricultural conditions and their impact on the Company’s cultivation and construction plans, (xviii) Clever Leaves’ ability to hire and retain skilled personnel in the jurisdictions where it operates; (xix) Clever Leaves’ rapid growth, including growth in personnel; (xx) Clever Leaves’ ability to remediate a material weakness in its internal control cover financial reporting and to develop and maintain effective internal and disclosure controls; (xxi) potential litigation; (xxiii) access to additional financing; and (xxiv) completion of our construction initiatives on time and on budget. The foregoing list of factors is not exclusive. Additional information concerning certain of these and other risk factors is contained in Clever Leaves’ most recent filings with the SEC. All subsequent written and oral forward-looking statements concerning Clever Leaves and attributable to Clever Leaves or any person acting on its behalf are expressly qualified in their entirety by the cautionary statements above. Readers are cautioned not to place undue reliance upon any forward-looking statements, which speak only as of the date made. Clever Leaves expressly disclaims any obligations or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in its expectations with respect thereto or any change in events, conditions or circumstances on which any statement is based.

Clever Leaves Investor Inquiries:
Cody Slach or Jackie Keshner
Gateway Group, Inc.
+1-949-574-3860
CLVR@gatewayir.com

Clever Leaves Press Contacts:
Rich DiGregorio
KCSA Strategic Communications
+1-856-889-7351
rdigregorio@kcsa.com

Diana Sigüenza
Strategic Communications Director
+57-310-236-8830
diana.siguenza@cleverleaves.com

Clever Leaves Commercial Inquiries:
Andrew Miller
Vice President Sales - EMEA, North America, and Asia-Pacific
+1-416-817-1336
andrew.miller@cleverleaves.com

CLEVER LEAVES HOLDINGS INC.
Condensed Consolidated Statements of Financial Position
(Amounts in thousands of U.S. Dollars, except share and per share data)

	March 31, 2022	December 31, 2021

Assets
Current:
Cash and cash equivalents	$44,315	$37,226
Restricted cash	467	473
Accounts receivable, net	2,581	2,222
Prepaids, advances and other	2,760	2,668
Other receivables	2,803	2,396
Inventories, net	16,230	15,408
Total current assets	69,156	60,393

Investment – Cansativa	1,394	1,458
Property, plant and equipment, net	30,056	30,932
Intangible assets, net	22,926	23,117
Operating lease right-of-use assets, net	3,682	—
Other non-current assets	3	260
Total Assets	$127,217	$116,160

Liabilities
Current:
Accounts payable	$4,374	$3,981
Accrued expenses and other current liabilities	3,112	2,898
Convertible note due 2024, current portion	15,170	16,559
Loans and borrowings, current portion	1,306	949
Warrant liability	1,715	2,205
Operating lease liabilities, current portion	1,552	—
Deferred revenue, current portion	265	653
Total current liabilities	27,494	27,245
Convertible note due 2024	—	1,140
Loans and borrowing	6,149	6,447
Deferred revenue	1,290	1,548
Operating lease liabilities — long-term	2,267	—
Deferred tax liabilities	6,650	6,650
Other long-term liabilities	919	360
Total Liabilities	$44,769	$43,390

Shareholders’ equity
Additional paid-in capital	213,328	187,510
Accumulated deficit	(130,880)	(114,740)
Total shareholders' equity	82,448	72,770
Total liabilities and shareholders' equity	$127,217	$116,160

CLEVER LEAVES HOLDINGS INC.
Condensed Consolidated Statements of Operations
(Amounts in thousands of U.S. Dollars, except share and per share data)
(Unaudited)

	Three Months Ended March 31,
	2022	2021
Revenue	$5,224	$3,477
Cost of sales	(3,186)	(1,337)
Gross profit	2,038	2,140

Expenses
General and administrative	8,261	8,464
Sales and marketing	733	587
Research and development	412	278
Restructuring expenses	4,008	—
Depreciation and amortization	517	579
Total expenses	13,931	9,908

Loss from operations	(11,893)	(7,768)

Other Expense (Income), Net
Interest and amortization of debt issuance cost	2,118	978
(Gain) loss on remeasurement of warrant liability	(490)	4,851
Loss on debt extinguishment, net	2,263	—
Foreign exchange loss	345	759
Other income, net	(53)	(602)
Total other expense (income), net	4,183	5,986

Loss before income taxes and equity investment loss	$(16,076)	$(13,754)
Equity investment share of loss (gain)	64	11
Net loss	$(16,140)	$(13,765)
Net loss per share - basic and diluted	$(0.58)	$(0.55)
Weighted-average common shares outstanding - basic and diluted	27,960,584	25,030,080

CLEVER LEAVES HOLDINGS INC.
Condensed Consolidated Statements of Cash Flows
(Amounts in thousands of U.S. Dollars)
(Unaudited)

	Three Months Ended March 31,
	2022	2021
Cash Flow from Operating Activities:
Net loss	$(16,140)	$(13,765)
Adjustments to reconcile to net cash used in operating activities:
Depreciation and amortization	896	795
Amortization of debt discount and debt issuance cost	1,681	161
Inventory write-down	845	168
Restructuring and related costs	3,919	—
(Gain) loss on remeasurement of warrant liability	(490)	4,851
Non-cash lease expense	137	—
Foreign exchange loss	345	759
Stock-based compensation expense	500	1,550
Loss on equity method investment	64	11
Loss on debt extinguishment	2,263	—
Other non-cash expense, net	281	269
Changes in operating assets and liabilities:
(Increase) in accounts receivable	(359)	(61)
(Increase) in prepaid expenses	(1,578)	(160)
(Increase) in other receivables and other non-current assets	(150)	(253)
(Increase) in inventory	(1,667)	(1,533)
(Decrease) increase in accounts payable and other current liabilities	(830)	(2,417)
(Decrease) increase in accrued and other non-current liabilities	(88)	(1,002)
Net cash used in operating activities	$(10,371)	$(10,627)

Cash Flow from Investing Activities:
Purchase of property, plant and equipment	(1,215)	(2,216)
Net cash used in investing activities	$(1,215)	$(2,216)

Cash Flow from Financing Activities:
Repayment of debt	(3,554)	—
Other borrowings	—	1,223
Proceeds from issuance of shares	23,400	—
Equity issuance costs	(1,177)	—
Proceeds from exercise of warrants	—	1,410
Stock option exercise	22	—
Net cash provided by financing activities	$18,691	$2,633
Effect of exchange rate changes on cash, cash equivalents & restricted cash	(22)	(75)
Increase (Decrease) in cash, cash equivalents & restricted cash	$7,083	$(10,285)
Cash, cash equivalents & restricted cash, beginning of period	37,699	79,460
Cash, cash equivalents & restricted cash, end of period	$44,782	$69,175

CLEVER LEAVES HOLDINGS INC.
Adjusted EBITDA Reconciliation (Non-GAAP Measure)
(Amounts in thousands of U.S. Dollars)
(Unaudited)

	Three Months Ended March 31,
	2022	2021
Net Loss	$(16,140)	$(13,765)
(Gain) loss on remeasurement of warrant liability	(490)	4,851
Net Loss (Excl. Gain on remeasurement of warrant liability)	$(16,630)	$(8,914)
Share-based compensation	500	1,550
Restructuring expense	4,008	—
Depreciation & amortization	686	750
Interest expense, net	2,118	978
Foreign exchange loss	345	759
Loss on debt extinguishment, net	2,263	—
Equity investment share of loss	64	11
Other income, net	(53)	(602)
Adjusted EBITDA (Non-GAAP Measure)	$(6,699)	$(5,468)

CLEVER LEAVES HOLDINGS INC.
Adjusted Gross Profit Reconciliation (Non-GAAP Measure)
(Amounts in thousands of U.S. Dollars)
(Unaudited)

	Three Months Ended March 31,
	2022	2021
Revenue	$5,224	$3,477
Cost of sales	(2,341)	(1,169)
Inventory write-down	(845)	(168)
Gross Profit	$2,038	$2,140
Inventory write-down	(845)	(168)
Adjusted Gross Profit (Non-GAAP Measure)	$2,883	$2,308

Gross Profit Margin (%)	39.0%	61.5%
Adjusted Gross Profit Margin (%)	55.2%	66.4%